UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                                VIDEOSERVER, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   926918 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 10 pages

CUSIP No.   926918 10 3           13G          Page     2    of     10    Pages
         -----------------                             ---         ----
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS II L.P. ("Bessemer")
             13-3174238
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)   X
                                                       (b)

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------ ---------- -------------------------------------------
                              5      SOLE VOTING POWER

                                     1,035,596 shs.

     NUMBER OF           ---------- -------------------------------------------
      SHARES                  6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                         -0-
      EACH               ---------- -------------------------------------------
    REPORTING                 7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                           1,035,596 shs.
                         ---------- -------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,035,596 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
             SHARES*


------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.21%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 0f 10 pages

CUSIP No.   926918 10 3           13G          Page     3    of     10    Pages
         -----------------                             ---         ----

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER II & CO. LLC* ("Deer")
             13-3174240
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)   X
                                                       (b)

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------ ---------- -------------------------------------------
                             5      SOLE VOTING POWER

                                    1,035,596 shs.

     NUMBER OF           ---------- -------------------------------------------
      SHARES                 6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                       -0-
      EACH               ---------- -------------------------------------------
    REPORTING                7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                          1,035,596 shs.

                         ---------- -------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,035,596 shs.*
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.21%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
------------ ------------------------------------------------------------------
     *The shares reported on this page are the same as those reported on page 2 as Deer is the General Partner of Bessemer.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 10 pages

CUSIP No.   926918 10 3           13G          Page     4    of     10    Pages
         -----------------                             ---         ----

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)
                                                       (b)   X

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------------------ ---------- -------------------------------------------
                             5      SOLE VOTING POWER

                                    21,936 shs.

     NUMBER OF           ---------- -------------------------------------------
      SHARES                 6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                       -0-
      EACH               ---------- -------------------------------------------
    REPORTING                7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                          21,936 shs.
                         ---------- -------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             21,936 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.17%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 10 pages

CUSIP No.   926918 10 3           13G          Page     5    of     10    Pages
         -----------------                             ---         ----

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)
                                                       (b)   X

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------------------ ---------- -------------------------------------------
                             5      SOLE VOTING POWER

                                    72,126 shs.
     NUMBER OF           ---------- -------------------------------------------
      SHARES                 6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        -0-
      EACH               ---------- -------------------------------------------
    REPORTING                7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                          72,126 shs.
                         ---------- -------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             72,126 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.57%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 5 of 10 pages

CUSIP No.   926918 10 3           13G          Page     6    of     10    Pages
         -----------------                             ---         ----

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)
                                                       (b)   X

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------------------ ---------- -------------------------------------------
                             5      SOLE VOTING POWER

                                    24,675 shs.

     NUMBER OF           ---------- -------------------------------------------
      SHARES                 6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                       -0-
      EACH               ---------- -------------------------------------------
    REPORTING                7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                          24,675 shs.
                         ---------- -------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             24,675 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.20%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 6 of 10 pages

CUSIP No.   926918 10 3           13G          Page     7    of     10    Pages
         -----------------                             ---         ----

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F.O. GABRIELI
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)
                                                       (b)   X

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------------------ ---------- -------------------------------------------
                             5      SOLE VOTING POWER

                                    60,343 shs.

     NUMBER OF           ---------- -------------------------------------------
      SHARES                 6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                       -0-
      EACH               ---------- -------------------------------------------
    REPORTING                7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                          60,343 shs.
                         ---------- -------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    -0-
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             60,343 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.48%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 7 of 10 pages

Item 1.

(a)   Name of Issuer:

                           VideoServer, Inc.

(b)   Address of Issuer's Principal Executive Office:

                           5 Forbes Road
                           Lexington, Massachusetts  02173



Item 2.

(a), (b) and (c) Name of Persons Filing, Address of Principal Business Office
                 ------------------------------------------------------------
and Citizenship:
---------------

          This statement is filed by Bessemer Venture Partners II L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1025 Old Country Road, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

          This statement is also filed by Deer II & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach** and David J. Cowan, who are all United States citizens, and by Messrs. Buescher, Burgin, Hardymon and Gabrieli. Deer II & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer II & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 3000 Sand Hill Road, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's is the Westbury address. The other members' principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a special member of Bessemer with no power to participate in the management of its affairs. **As of August 1, 1996, Mr. Barach became a special member of Bessemer with no power to participate in the management of its affairs.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           926918 10 3



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.




                               Page 8 of 10 pages

Item 4.  Ownership as of December 31, 1996

          Items 5 through 9 and Pages 2-7 of this Statement incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).

Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10.  Certification

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            March 31, 1997

                                    BESSEMER VENTURE PARTNERS II L.P.

                                    By:      Deer II & Co. LLC, General Partner

                                    By:      /s/ Robert H. Buescher
                                        -----------------------------------
                                             Robert H. Buescher, Manager


                                    DEER II & Co. LLC

                                    By:      /s/ Robert H. Buescher
                                        -----------------------------------
                                             Robert H. Buescher, Manager




                               Page 9 of 10 pages

                                    WILLIAM T. BURGIN

                                    By:              *
                                       -------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                    G. FELDA HARDYMON

                                    By:              *
                                       -------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                    CHRISTOPHER F.O. GABRIELI

                                    By:              *
                                       -------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                            /s/ Robert H. Buescher
                                       -------------------------------------
                                       Robert H. Buescher for himself and as
                                       Attorney-in-Fact for the above parties
                                       having an asterisk (*) above their
                                       signature line











                              Page 10 of 10 pages